Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Inland Real Estate Income Trust, Inc.:

We consent (i) to the use of our report dated March 17, 2014, with respect to the consolidated balance sheets of Inland Real Estate Income Trust, Inc. as of December 31, 2013 and 2012, and the related consolidated statements of operations, equity, and cash flows for the years ended December 31, 2013 and 2012 and the period from August 24, 2011 (inception) through December 31, 2011, and the related financial statement schedule III (ii) to the use of our report dated March 12, 2013, with respect to the historical summary of gross income and direct operating expenses of Newington Fair Shopping Center for the year ended December 31, 2011 and (iii) to the reference to our firm under the heading “Experts”, all incorporated herein by reference in Pre Effective Amendment No. 1 to Post Effective Amendment No. 6 to the registration statement on Form S-11 (registration number 333-176775), of Inland Real Estate Income Trust, Inc.

Our report related to the historical summary of gross income and direct operating expenses refers to the fact that the statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and is not intended to be a complete presentation of revenue and expense.

/s/ KPMG LLP

Chicago, Illinois

April 24, 2014